`

News Release
Truist reports third quarter 2023 results
GAAP earnings of $1.1 billion, or $0.80 per share	Noninterest expense was flat compared to 2Q 2023 and down 0.5% on an adjusted basis; NIM was 2.95%, up four basis points	CET1 increased 29 basis points to 9.9% due to organic capital generation and RWA optimization
3Q23 Key Financial Data	3Q23 Performance Highlights(4)

(Dollars in billions, except per share data)	3Q23	2Q23	3Q22
Summary Income Statement
Net interest income - TE	$3.62	$3.68	$3.78
Noninterest income	2.11	2.29	2.10
Total revenue - TE	5.73	5.97	5.89
Noninterest expense	3.75	3.75	3.61
Net income available to common shareholders	1.07	1.23	1.54
PPNR - unadjusted(1)	1.98	2.22	2.27
PPNR - adjusted(1)	2.19	2.41	2.57
Per Share Metrics
Diluted earnings per common share	$0.80	$0.92	$1.15
BVPS	41.37	42.68	40.79
TBVPS(1)	19.25	20.44	18.36
Key Ratios
ROCE	7.5%	8.6%	10.7%
ROTCE(1)	17.3	19.4	23.5
Efficiency ratio - GAAP	66.1	63.3	61.8
Efficiency ratio - adjusted(1)	61.8	59.6	56.4
NIM - TE	2.95	2.91	3.12
NCO ratio(2)	0.51	0.54	0.27
ALLL ratio	1.49	1.43	1.34
CET1(3)	9.9	9.6	9.1
Average Balances
Assets	$548	$566	$546
Securities	136	138	145
Loans and leases	320	328	312
Deposits	401	400	420
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Third Quarter 2023 Earnings Presentation.
(2)2Q23 includes 12 basis point impact from student loan portfolio sale.
(3)Current quarter capital ratios are preliminary.
(4)Comparisons noted in this section summarize changes from third quarter of 2023 compared to second quarter of 2023, unless otherwise noted.
•Net income was $1.1 billion, or $0.80 per diluted share
◦Merger-related and restructuring charges were $75 million ($58 million after-tax), or $0.04 per share, primarily due to severance in connection with restructuring initiatives

•Adjusted PPNR was $2.2 billion, down 9.4% primarily due to lower revenues
◦Total revenues were down 4.1%
◦Net interest income declined 1.6% from the prior quarter compared with a 6.1% decline from 1Q23 to 2Q23
◦Noninterest income was down 8.1% due to seasonally lower insurance income and an $87 million reduction in deposit service charge fees due to client refund accruals resulting from a revision in deposit service fee protocols
◦Adjusted noninterest expense was down 0.5% and includes the impact of $70 million of higher other expenses due to costs associated with the change to the deposit service fee protocols and resolution of certain legal matters

•Net interest margin improved four basis points

•Average loans and leases decreased 2.5% due to the sale of the non-core student loan portfolio at end of 2Q23 as well as declines in the commercial and industrial portfolio

•Average deposits remained stable

•Nonperforming assets were flat
◦ALLL ratio increased six basis points
◦Net charge-off ratio of 51 basis points, down three basis points due to the prior quarter impact from student loan sale, partially offset by increases in the CRE and indirect auto portfolios

•Capital levels strengthened
◦CET1 ratio was 9.9%, up 29 basis points
◦Consolidated LCR was 110%

CEO Commentary
“The transformative work we announced in the third quarter to improve our financial performance is well underway. We are driving swift and meaningful actions to simplify our organization and reduce expenses. Our continued focus on core clients, paring back non-core and lower-return portfolios, and paying down higher-cost borrowings has made our balance sheet more efficient and helped drive a modest improvement in our net interest margin.

Adjusted expenses decreased 50 basis points sequentially, reflecting our expense discipline, while our $750 million cost saves program aimed at holding expense growth to flat to up 1% in 2024 is well underway. We are able to accomplish this while investing in our core franchise and risk management systems, reflecting today’s environment.

We’re strongly committed to improving our capital position, which increased 29 basis points in the third quarter. Asset quality continues to normalize but remains in-line relative to our outlook and allowance coverage ratios.

As we continue to diligently execute on this critical work to capitalize on our competitive advantages and drive efficiencies, we’re fundamentally changing how we operate to drive revenue growth, franchise value and increased benefit to our shareholders, now and into the future.”

— Bill Rogers, Truist Chairman & CEO
`

Contact:
Investors:	Brad Milsaps	770.352.5347 | investors@truist.com
Media:	Shelley Miller	704.692.1518 | media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	3Q23	2Q23	3Q22	Link		Like
Interest income(1)	$6,286	$6,230	$4,407	$56	0.9%	$1,879	42.6%
Interest expense	2,665	2,551	624	114	4.5	2,041	NM
Net interest income(1)	$3,621	$3,679	$3,783	$(58)	(1.6)	$(162)	(4.3)

Net interest margin(1)	2.95%	2.91%	3.12%	4 bps		(17) bps
Core net interest margin(1)(2)	2.90	2.85	3.02	5 bps		(12) bps

Average Balances(3)
Total earning assets	$488,794	$506,084	$482,349	$(17,290)	(3.4)%	$6,445	1.3%
Total interest-bearing liabilities	350,380	363,754	322,828	(13,374)	(3.7)	27,552	8.5

Yields / Rates(1)
Total earning assets	5.11%	4.93%	3.63%	18 bps		148 bps
Total interest-bearing liabilities	3.02	2.81	0.77	21 bps		225 bps
(1)Amounts are on a taxable-equivalent basis utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Third Quarter 2023 Earnings Presentation.
(3)Excludes basis adjustments for fair value hedges.

Taxable-equivalent net interest income for the third quarter of 2023 was down $58 million, or 1.6%, compared to the second quarter of 2023 driven by lower earning assets. The net interest margin was 2.95%, up four basis points due to balance sheet optimization efforts, which included paying down higher-cost borrowings, reducing lower yielding loan portfolios, and improving spreads on new and renewed loans.

•Average earning assets decreased $17.3 billion, or 3.4%, primarily due to declines in average total loans of $8.4 billion, or 2.6%, other earning assets of $6.0 billion, or 17%, and average securities of $2.9 billion, or 2.1%.
•The yield on the total loan portfolio was 6.25%, up 18 basis points and the yield on the average securities portfolio was 2.26%, up nine basis points primarily due to higher market interest rates.
•Average deposits increased $1.2 billion, or 0.3%, average short-term borrowings increased $903 million, or 3.8%, while average long-term debt decreased $20.3 billion, or 32%. The decrease in average long-term debt primarily reflects reductions in FHLB borrowings.
•The average cost of total deposits was 1.81%, up 30 basis points and the average cost of short-term borrowings was 5.47%, up 28 basis points. The average cost of long-term debt was 4.51%, down 11 basis points. The increase in rates on deposits and short-term borrowings was largely attributable to the higher rate environment, whereas the lower costs for long-term debt reflects the paydown of higher-cost FHLB borrowings.

Taxable-equivalent net interest income for the third quarter of 2023 was down $162 million, or 4.3%, compared to the third quarter of 2022 primarily due to higher funding costs and lower purchase accounting accretion, partially offset by higher market interest rates. Net interest margin was 2.95%, down 17 basis points.

•Average earning assets increased $6.4 billion, or 1.3%, primarily due to growth in average total loans of $8.0 billion, or 2.6%, and growth in other earning assets of $9.4 billion, or 48%, primarily due to an increase in balances held at the Federal Reserve to support liquidity, partially offset by a decrease in average securities of $9.9 billion, or 6.8%.
•The yield on the total loan portfolio was 6.25%, up 176 basis points, primarily reflecting higher market interest rates, partially offset by lower purchase accounting accretion. The yield on the average securities portfolio was 2.26%, up 31 basis points primarily due to the higher rate environment.
•Average deposits decreased $19.1 billion, or 4.5%, average short-term borrowings increased $7.5 billion, and average long-term debt increased $12.0 billion.
•The average cost of total deposits was 1.81%, up 150 basis points. The average cost of short-term borrowings was 5.47%, up 313 basis points. The average cost of long-term debt was 4.51%, up 208 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	3Q23	2Q23	3Q22	Link		Like
Insurance income	$793	$935	$725	$(142)	(15.2)%	$68	9.4%
Wealth management income	343	330	334	13	3.9	9	2.7
Investment banking and trading income	185	211	222	(26)	(12.3)	(37)	(16.7)
Service charges on deposits	152	240	263	(88)	(36.7)	(111)	(42.2)
Card and payment related fees	238	236	241	2	0.8	(3)	(1.2)
Mortgage banking income	102	99	122	3	3.0	(20)	(16.4)
Lending related fees	102	86	80	16	18.6	22	27.5
Operating lease income	63	64	66	(1)	(1.6)	(3)	(4.5)
Securities gains (losses)	—	—	(1)	—	—	1	(100.0)
Other income	130	92	50	38	41.3	80	160.0
Total noninterest income	$2,108	$2,293	$2,102	$(185)	(8.1)	$6	0.3

Noninterest income was down $185 million, or 8.1%, compared to the second quarter of 2023 due to seasonally lower insurance income, lower service charges on deposits, and lower investment banking and trading income, partially offset by higher other income.

•Insurance income decreased primarily due to seasonally lower production, partially offset by organic growth.
•Service charges on deposits primarily reflects an $87 million reduction in deposit service charge fees due to client refund accruals resulting from a revision in deposit service fee protocols.
•Investment banking and trading income decreased due to lower structured real estate income, partially offset by higher merger and acquisition activity.
•Other income increased primarily due to higher income on certain equity investments and higher income from investments held for certain post-retirement benefits (which is primarily offset by higher personnel expense).

Noninterest income was relatively stable compared to the third quarter of 2022 due to higher other income and insurance income, partially offset by lower service charges on deposits and lower investment banking and trading income.

•Other income increased primarily due to higher income on certain equity investments and higher income from investments held for certain post-retirement benefits (which is primarily offset by higher personnel expense).
•Insurance income increased primarily due to 6.3% organic growth and acquisitions.
•Service charges on deposits decreased primarily due to the aforementioned service fee protocol revision, as well as reduced overdraft fees.
•Investment banking and trading income decreased due to lower structured real estate income, partially offset by higher merger and acquisition activity and equity originations.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	3Q23	2Q23	3Q22	Link		Like
Personnel expense	$2,200	$2,256	$2,116	$(56)	(2.5)%	$84	4.0%
Professional fees and outside processing	317	352	352	(35)	(9.9)	(35)	(9.9)
Software expense	238	237	225	1	0.4	13	5.8
Net occupancy expense	180	180	176	—	—	4	2.3
Amortization of intangibles	130	131	140	(1)	(0.8)	(10)	(7.1)
Equipment expense	97	92	122	5	5.4	(25)	(20.5)
Marketing and customer development	78	79	105	(1)	(1.3)	(27)	(25.7)
Operating lease depreciation	43	44	45	(1)	(2.3)	(2)	(4.4)
Regulatory costs	77	73	52	4	5.5	25	48.1
Merger-related and restructuring charges	75	54	62	21	38.9	13	21.0
Other expense	312	250	218	62	24.8	94	43.1
Total noninterest expense	$3,747	$3,748	$3,613	$(1)	—	$134	3.7

Noninterest expense was flat compared to the second quarter of 2023 due to lower personnel expense and professional fees and outside processing expenses that were partially offset by higher other expense and merger-related and restructuring charges. Merger-related and restructuring charges increased $21 million. Merger-related and restructuring charges for both quarters in 2023 include severance and facilities optimization costs. Adjusted noninterest expenses, which exclude merger-related costs, the amortization of intangibles, and a small loss on the early extinguishment of debt, decreased $17 million, or 0.5%, compared to the prior quarter.

•Personnel expense decreased due to lower variable incentives, partially offset by higher other post-retirement benefit expense (which is almost entirely offset by higher other income).
•Professional fees and outside processing expenses decreased due to lower enterprise technology and other investments.
•Other expense includes $70 million of costs associated with a revision in deposit service fee protocols as well as settlement of certain litigation matters, including a settlement and patent licensing agreement that resolved the USAA remote deposit capture patent infringement lawsuit.

Noninterest expense was up $134 million, or 3.7%, compared to the third quarter of 2022 due to higher personnel expense, other expense, and regulatory costs, partially offset by lower professional fees and outside processing and marketing and customer development. Merger-related costs, which included merger-related and restructuring charges, as well as incremental operating expenses related to the merger decreased $77 million, primarily due to the completion of integration-related activities. Adjusted noninterest expenses, which exclude merger-related costs, the amortization of intangibles, and gains and losses on the early extinguishment of debt increased $221 million, or 6.7%.

•Personnel expense increased due to investments in teammates by increasing Truist’s minimum wage, the impact from acquisitions, and investments in revenue producing businesses and enterprise technology, as well as higher other post-retirement benefit expense (which is almost entirely offset by higher other income). These increases were partially offset by lower pension expenses and lower incentives.
•Other expense increased primarily due to higher pension expense (driven primarily by lower plan assets) and the aforementioned costs associated with a revision in deposit service fee protocols and resolution of the USAA remote deposit capture patent infringement lawsuit, partially offset by lower operating losses.
•Regulatory costs increased primarily due to an increase in the FDIC’s deposit insurance assessment rate.
•Professional fees and outside processing expenses decreased due to prior period incremental operating expenses related to the merger, partially offset by higher enterprise technology and other investments.
•Marketing and customer development decreased due to reduced marketing compared to the prior year.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	3Q23	2Q23	3Q22	Link		Like
Provision for income taxes	$245	$287	$363	$(42)	(14.6)%	$(118)	(32.5)%
Effective tax rate	17.2%	17.6%	18.2%	(40) bps		(100) bps

The effective tax rate decreased compared to the second quarter of 2023 and third quarter of 2022 primarily driven by decreases in the full year forecasted effective tax rate, partially offset by changes in discrete tax items.

Average Loans and Leases
(Dollars in millions)	3Q23	2Q23	Change	% Change
Commercial:
Commercial and industrial	$164,022	$166,588	$(2,566)	(1.5)%
CRE	22,812	22,706	106	0.5
Commercial construction	6,194	5,921	273	4.6
Total commercial	193,028	195,215	(2,187)	(1.1)
Consumer:
Residential mortgage	56,135	56,320	(185)	(0.3)
Home equity	10,243	10,478	(235)	(2.2)
Indirect auto	24,872	26,558	(1,686)	(6.3)
Other consumer	28,963	28,189	774	2.7
Student	—	4,766	(4,766)	(100.0)
Total consumer	120,213	126,311	(6,098)	(4.8)
Credit card	4,875	4,846	29	0.6
Total loans and leases held for investment	$318,116	$326,372	$(8,256)	(2.5)

Average loans held for investment decreased $8.3 billion, or 2.5%, compared to the prior quarter, primarily due to the sale of the student loan portfolio at the end of the second quarter of 2023 and balance sheet optimization in lower return portfolios. Excluding the student loan sale, average loans held for investment declined 1.1% compared to the prior quarter.

•Average commercial loans decreased 1.1% due to a decline in the commercial and industrial portfolio.

•Average consumer loans decreased 4.8% due to the sale of the student loan portfolio and lower indirect auto production, partially offset by growth in higher-return point-of-sale lending in the other consumer portfolio (Service Finance and Sheffield).

Average Deposits
(Dollars in millions)	3Q23	2Q23	Change	% Change
Noninterest-bearing deposits	$118,905	$123,728	$(4,823)	(3.9)%
Interest checking	101,252	102,105	(853)	(0.8)
Money market and savings	139,961	138,149	1,812	1.3
Time deposits	40,920	35,844	5,076	14.2
Total deposits	$401,038	$399,826	$1,212	0.3

Average deposits for the third quarter of 2023 were $401.0 billion, an increase of $1.2 billion, or 0.3%, compared to the prior quarter.

Average noninterest-bearing deposits decreased 3.9% compared to the prior quarter and represented 29.6% of total deposits for the third quarter of 2023 compared to 30.9% for the second quarter of 2023 and 34.8% compared to the year ago quarter. Average time deposits increased 14% due to increases in retail client time deposits, primarily due to migration from other deposit products, and brokered time deposits.

Capital Ratios
	3Q23	2Q23	1Q23	4Q22	3Q22
Risk-based:	(preliminary)
CET1	9.9%	9.6%	9.1%	9.0%	9.1%
Tier 1	11.4	11.1	10.6	10.5	10.7
Total	13.5	13.2	12.7	12.4	12.6
Leverage	9.2	8.8	8.5	8.5	8.5
Supplementary leverage	7.8	7.5	7.3	7.3	7.3

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.52 per share during the third quarter of 2023. The dividend payout ratio for the third quarter of 2023 was 65%. Truist did not repurchase any shares in the third quarter of 2023.

Truist’s CET1 ratio was 9.9% as of September 30, 2023. The increase since June 30, 2023 resulted from organic capital generation and RWA optimization.

Truist’s average consolidated LCR was 110% for the three months ended September 30, 2023, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	3Q23	2Q23	1Q23	4Q22	3Q22
Total nonperforming assets	$1,584	$1,583	$1,261	$1,250	$1,240
Total loans 90 days past due and still accruing	574	662	1,361	1,605	1,709
Total loans 30-89 days past due and still accruing	1,636	1,550	1,805	2,267	1,957
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.46%	0.47%	0.36%	0.36%	0.35%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.52	0.48	0.55	0.70	0.62
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.18	0.21	0.42	0.49	0.54
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.04	0.04	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.49	1.43	1.37	1.34	1.34
Ratio of allowance for loan and lease losses to net charge-offs(1)	2.9x	2.6x	3.7x	4.1x	5.0x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.2x	3.0x	3.8x	3.7x	3.8x
Applicable ratios are annualized.
(1)Excluding the impact from the student loan charge-offs, the ALLL to annualized net charge-offs was 3.4X at June 30, 2023.

Nonperforming assets totaled $1.6 billion at September 30, 2023, flat compared to June 30, 2023. Nonperforming loans and leases held for investment were 0.46% of loans and leases held for investment at September 30, 2023, down one basis point compared to June 30, 2023.

Loans 90 days or more past due and still accruing totaled $574 million at September 30, 2023, down $88 million, or three basis points as a percentage of loans and leases, compared with the prior quarter primarily due to a decline in government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at September 30, 2023, unchanged from June 30, 2023.

Loans 30-89 days past due and still accruing of $1.6 billion at September 30, 2023 were up $86 million, or four basis points as a percentage of loans and leases, compared to the prior quarter primarily due to increases in the consumer portfolio, partially offset by decreases in the commercial portfolio.

The allowance for credit losses was $5.0 billion and includes $4.7 billion for the allowance for loan and lease losses and $277 million for the reserve for unfunded commitments. The ALLL ratio was 1.49%, up six basis points compared with June 30, 2023. The ALLL covered nonperforming loans and leases held for investment 3.2X compared to 3.0X at June 30, 2023. At September 30, 2023, the ALLL was 2.9X annualized net charge-offs, compared to 2.6X at June 30, 2023. The ALLL to annualized net charge-offs for the prior quarter was impacted by the charge-off related to the sale of the student loan portfolio. Excluding the impact from the student loan charge-offs, the ALLL to annualized net charge-offs was 3.4X at June 30, 2023.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	3Q23	2Q23	3Q22	Link		Like
Provision for credit losses	$497	$538	$234	$(41)	(7.6)%	$263	112.4%
Net charge-offs	405	440	213	(35)	(8.0)	192	90.1
Net charge-offs as a percentage of average loans and leases(1)	0.51%	0.54%	0.27%	(3) bps		24 bps
Applicable ratios are annualized.
(1)2Q23 includes 12 basis point impact from student loan portfolio sale.

The provision for credit losses was $497 million compared to $538 million for the second quarter of 2023.

•The net charge-off ratio for the current quarter was down compared to the second quarter of 2023 primarily driven by the sale of the student loan portfolio in the prior quarter, partially offset by higher charge-offs in the CRE and indirect auto portfolios.

The provision for credit losses was $497 million compared to $234 million for the third quarter of 2022.

•The increase in the current quarter provision expense primarily reflects an allowance build and higher net charge-offs.
•The net charge-off ratio was up compared to the third quarter of 2022 driven by higher charge-offs in the CRE, commercial and industrial, and indirect auto portfolios.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live third quarter 2023 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/9nDQ8XL8L36

Dial-in: 1-877-883-0383, passcode 7699492

Additional details: The news release and presentation materials will be available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Third Quarter 2023 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country and offers a wide range of products and services through our retail and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $543 billion as of September 30, 2023. Truist Bank, Member FDIC. Learn more at Truist.com.

#-#-#

Glossary of Defined Terms
Term	Definition
ACL	Allowance for credit losses
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CCAR	Comprehensive Capital Analysis and Review
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
EBITDA	Earnings before interest, taxes, depreciation, and amortization
FDIC	Federal Deposit Insurance Corporation
FHLB	Federal Home Loan Bank
GAAP	Accounting principles generally accepted in the United States of America
LCR	Liquidity Coverage Ratio
LIBOR	London Interbank Offered Rate
Like	Compared to Third quarter of 2022
Link	Compared to Second quarter of 2023
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
SBIC	Small Business Investment Company
SCB	Stress Capital Buffer
TBVPS	Tangible book value per common share
TE	Taxable-equivalent
TIH	Truist Insurance Holdings
USAA	United Services Automobile Association

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of the Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Performance Measures - The adjusted performance measures, including adjusted diluted earnings per share, return on average tangible common shareholders’ equity, adjusted efficiency ratio, and adjusted noninterest expense, are non-GAAP in that they exclude merger-related and restructuring charges, other selected items, and amortization of intangible assets, as applicable to tangible measures. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), merger-related and restructuring charges, amortization of intangible assets, and other selected items. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits, and long-term debt from mergers and acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Third Quarter 2023 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•Current and future economic and market conditions, such as the interest rate environment, including the replacement of LIBOR as an interest rate benchmark; U.S. fiscal debt, budget and tax matters; geopolitical matters (including conflicts in the Ukraine, Israel, and the Gaza Strip); and any slow down in global economic growth could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•the monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, could have a material adverse effect on the economy and Truist’s profitability;
•regulatory matters, litigation, or other legal actions may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•evolving legislative, accounting and regulatory standards, including with respect to climate, deposits, capital, and liquidity requirements, which may become more stringent in light of continuous turmoil in the banking industry, such as long-term debt requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance could damage its reputation and adversely impact business and revenues;
•Truist may be impacted by actual or perceived soundness of other financial institutions, including as a result of the financial or operational failure of a major financial institution, or concerns about the creditworthiness of such a financial institution or its ability to fulfill its obligations, which can cause substantial and cascading disruption within the financial markets and increased expenses, including FDIC insurance premiums, and could affect our ability to attract and retain depositors and to borrow or raise capital;
•Truist is subject to credit risk by lending or committing to lend money, may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral, and may suffer losses if the value of collateral declines in stressed market conditions;
•inability to access short-term funding or liquidity, loss of client deposits, or changes in Truist’s credit ratings could increase the cost of funding, limit access to capital markets, or negatively affect Truist’s overall liquidity or capitalization;
•unexpected outflows of uninsured deposits may require Truist to sell investment securities at a loss;
•a loss of value of Truist’s investment portfolio could negatively impact market perceptions of Truist and could lead to deposit withdrawals;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•there are risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•deposit attrition, client loss, or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•Truist could fail to execute on strategic or operational plans, including the ability to achieve its cost saves targets;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards or compliance costs, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services, and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion could damage Truist’s reputation and adversely impact business and revenues, including the effects of social media on market perceptions of Truist and banks generally;
•Truist faces substantial legal and operational risks in safeguarding personal information;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time or if there is a decline in a reporting unit’s forecasted net income;
•Truist faces risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•there are risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations could be adversely impacted, which could be exacerbated in the increased work-from-home environment as job markets may be less constrained by physical geography;
•Truist’s operations rely on its ability, and the ability of key external parties, to maintain appropriate-staffed workforces, and on the competence, trustworthiness, health and safety of teammates;
•Truist faces the risk of fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyberattacks, which have increased in frequency with geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure;
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services; and
•the effects of COVID-19 adversely impacted the Company’s operations and financial performance and similar adverse impacts resulting from pandemics could occur in future periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.